Exhibit 99.1

419 WEST PIKE STREET • P. O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E

Date:	June 3, 2008
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR QUARTER, NINE MONTHS
Thor Industries, Inc. (NYSE:THO) announced results for the third quarter and nine months ended April 30, 2008.
Net income for the quarter was $27,854,000, down 22% from $35,569,000 last year. E.P.S. for the quarter were 51¢, down 20% from 64¢ last year. Sales for the quarter were $707,931,000, down 10% from $789,643,000 last year. Income before taxes in the quarter was $44,340,000, down 18% from $53,959,000.
Net income for the nine months was $87,665,000, up 4% from $84,418,000 last year. E.P.S. for the nine months were $1.58, up 4% from $1.52 last year. Sales for the nine months were $2,070,837,000, down 1.5% from $2,101,408,000 last year.
RV sales in the quarter were $600,960,000, down 12% from $683,683,000 last year. Bus sales in the quarter were $106,971,000 compared to $105,960,000 last year. RV sales in the nine months were $1,770,437,000 down 2% from $1,810,195,000 last year. Bus sales in the nine months were a record $300,400,000 up 3% from $291,213,000 last year. RV income before tax was $45,404,000 in the quarter, down 18% from $55,306,000 last year and $137,122,000 in the nine months, up 8% from $127,046,000 last year. Bus income before tax in the quarter was $5,113,000, down 6% from $5,447,000 last year and $12,808,000 in the nine months, up 10% from $11,622,000 last year. Corporate net costs were $6,177,000 in the quarter versus $6,794,000 last year and $9,904,000 in the nine months versus $9,471,000 last year.
“Declining consumer confidence coupled with high fuel prices have resulted in very soft retail recreation vehicle sales,” said Wade F. B. Thompson Thor chairman. “With record fuel prices, transit bus ridership is increasing as motorists change their driving habits. We expect this will be a long term trend benefiting our leadership in the bus business,” he added.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation of the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, interest rate increases, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of the recent auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2007 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2008.  The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any change in expectation of the Company after the date hereof or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 31, 2008 and 2007
$000 except per share — unaudited

	3 MONTHS ENDED APRIL 30				9 MONTHS ENDED APRIL 30
	2008	%	2007	%	2008	%	2007	%

Net sales	$707,931		$789,643		$2,070,837		$2,101,408
Gross profit	$89,999	12.7%	$102,980	13.0%	$260,991	12.6%	$253,317	12.1%
Selling, general and administrative	$47,703	6.7%	$51,618	6.5%	$132,519	6.4%	$132,033	6.3%
Amortization of intangibles	$200	—	$216	—	$613	—	$670	—
Operating income	$42,096	5.9%	$51,146	6.5%	$127,859	6.2%	$120,614	5.7%
Interest income (net)	$1,983	.3%	$2,303	.3%	$8,627	.4%	$7,208	.3%
Gain on sale of property	—	—	—	—	$2,308	.1%	—	—
Other income	$261	—	$510	.1%	$1,232	.1%	$1,375	.1%

Income before taxes	$44,340	6.3%	$53,959	6.8%	$140,026	6.8%	$129,197	6.1%
Taxes	$16,486	2.3%	$18,390	2.3%	$52,361	2.5%	$44,779	2.1%

Net income	$27,854	3.9%	$35,569	4.5%	$87,665	4.2%	$84,418	4.0%

E.P.S. — basic	$.51		$.64		$1.58		$1.52
E.P.S. — diluted	$.50		$.64		$1.57		$1.51
Avg. common shares outstanding-basic	55,447,313		55,696,304		55,655,907		55,654,327
Avg. common shares outstanding-diluted	55,562,644		55,935,718		55,815,770		55,916,602
SUMMARY BALANCE SHEETS — APRIL 30 ($000) (unaudited)

	2008	2007
Cash and equivalents	$119,680	$146,982
Investments, short term	—	105,590
Accounts receivable	186,336	221,094
Inventories	199,234	202,725
Deferred income tax and other	34,178	35,217

Total current assets	539,428	711,608
Fixed assets	156,917	156,556
Investments — long term	127,928	—
Investments — joint ventures	2,748	2,696
Goodwill	165,663	165,663
Other assets	30,924	28,287

	$1,023,608	$1,064,810

	2008	2007
Current liabilities	$273,531	$330,702
Other liabilities	51,551	15,948
Stockholders’ equity	698,526	718,160

	$1,023,608	$1,064,810